Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
ExamWorks Group, Inc.:

We have audited the accompanying consolidated balance sheets of ExamWorks Group, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), ExamWorks Group, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Atlanta, Georgia
February 29, 2012, except as to Note 14
which is as of April 3, 2012

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2010	2011
Assets
Current assets:
Cash and cash equivalents	$33,624	$8,416
Accounts receivable, net	38,638	144,041
Other receivables	33	40
Prepaid expenses	2,175	4,487
Deferred tax assets	68	1,640
Other current assets	42	1,173
Total current assets	74,580	159,797

Property, equipment and leasehold improvements, net	4,870	8,918
Goodwill	90,582	300,260
Intangible assets, net	66,914	146,168
Deferred tax assets, noncurrent	7,669	—
Deferred financing costs, net	4,176	11,458
Other assets	271	438
Total assets	$249,062	$627,039

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$19,999	$42,642
Accrued expenses	9,414	28,410
Accrued interest expense	—	10,247
Deferred revenues	272	1,332
Current portion of subordinated unsecured notes payable	2,312	1,932
Current portion of contingent earnout obligation	2,478	91
Other current liabilities	3,105	5,459
Total current liabilities	37,580	90,113

Senior unsecured notes payable	—	250,000
Senior secured revolving credit facility and working capital facilities	4,998	44,063
Long-term subordinated unsecured notes payable, less current portion	2,546	717
Long-term contingent earnout obligation, less current portion	2,032	86
Deferred tax liability, noncurrent	—	2,159
Other long-term liabilities	1,666	1,977
Total liabilities	48,822	389,115
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value. Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2010 and 2011	—	—
Common stock, $0.0001 par value. Authorized 250,000,000 shares; issued and outstanding 32,216,104 and 34,090,618 shares at December 31, 2010 and 2011, respectively	3	3
Additional paid-in capital	211,861	268,162
Accumulated other comprehensive income (loss)	1,216	(1,429)
Accumulated deficit	(12,840)	(21,549)
Treasury stock, at cost – no shares and 805,613 shares outstanding at December 31, 2010 and 2011, respectively	—	(7,263)
Total stockholders’ equity	200,240	237,924
Total liabilities and stockholders’ equity	$249,062	$627,039

The accompanying notes are an integral part of these consolidated financial statements.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)

	For the years ended December 31,
	2009	2010	2011

Revenues	$49,634	$163,511	$397,860
Costs and expenses:
Costs of revenues	32,026	103,606	262,242
Selling, general and administrative expenses	15,811	37,689	84,133
Depreciation and amortization	6,889	19,505	47,439
Total costs and expenses	54,726	160,800	393,814
Income (loss) from operations	(5,092)	2,711	4,046
Interest and other expenses, net:
Interest expense, net	1,807	8,178	15,480
Loss on early extinguishment of debt	461	3,169	621
Loss (gain) on interest rate swap	(343)	42	(328)
Realized foreign currency (gain) loss	—	(156)	688
Total interest and other expenses, net	1,925	11,233	16,461
Loss before income taxes	(7,017)	(8,522)	(12,415)
Income tax benefit	(2,613)	(2,484)	(4,082)
Net loss	$(4,404)	$(6,038)	$(8,333)

Per share data:
Net loss per share:
Basic and diluted	$(0.42)	$(0.33)	$(0.25)

Weighted average number of common shares outstanding:
Basic and diluted	10,479,155	18,500,859	33,975,658

Comprehensive Loss:
Net loss	$(4,404)	$(6,038)	$(8,333)
Foreign currency translation adjustments	—	1,216	(2,645)
Total comprehensive loss	$(4,404)	$(4,822)	$(10,978)

The accompanying notes are an integral part of these consolidated financial statements.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(In thousands, except share amounts)

	Series A convertible				Treasury	Additional	Accumulated other		Total
	preferred stock		Common stock		stock	paid-in	comprehensive	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	Amount	capital	income (loss)	deficit	equity
Balances at December 31, 2008	—	$—	10,023,160	$—	$—	$22,921	$—	$(2,398)	$20,523
Issuance of common stock, net of related costs, for cash	—	—	210,204	—	—	560	—	—	560
Issuance of common stock for acquisitions	—	—	2,123,578	—	—	3,503	—	—	3,503
Share-based compensation	—	—	—	—	—	218	—	—	218
Net loss	—	—	—	—	—	—	—	(4,404)	(4,404)
Balances at December 31, 2009	—	—	12,356,942	—	—	27,202	—	(6,802)	20,400
Issuance of preferred stock, net of related costs, for cash	4,975,180	33,000	—	—	—	(579)	—	—	32,421
Issuance of common stock in exchange for preferred stock	(4,975,180)	(33,000)	4,975,180	1	—	33,000	—	—	1
Issuance of common stock in public offering, net of issuance costs	—	—	9,290,114	1	—	133,694	—		133,695
Issuance of common stock, net of related costs, for cash and services	—	—	1,464,392	—	—	2,966	—	—	2,966
Issuance of common stock, net of related costs, for termination of agreement	—	—	739,506	—	—	1,434	—	—	1,434
Issuance of common stock, net of related costs, to settle earnout obligations	—	—	103,947	—	—	576	—	—	576
Issuance of common stock for acquisitions	—	—	3,035,851	1	—	10,075	—	—	10,076
Issuance of common stock for the exercise of options and warrants	—	—	199,699	—	—	703	—	—	703
Issuance of common stock for board services	—	—	50,473	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	1,816	—	—	1,816
Excess tax benefit on share-based compensation	—	—	—	—	—	974	—	—	974
Net loss	—	—	—	—	—	—	—	(6,038)	(6,038)
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	1,216	—	1,216
Balances at December 31, 2010	—	—	32,216,104	3	—	211,861	1,216	(12,840)	200,240
Issuance of common stock for acquisitions	—	—	2,098,038	—	—	45,386	—	—	45,386
Issuance of common stock for the exercise of options and warrants	—	—	479,423	—	—	2,292	—	—	2,292
Issuance of common stock, from treasury for acquisitions	—	—	202,999	—	2,158	6	—	(376)	1,788
Issuance of common stock for services	—	—	44,908	—	—	—	—	—	—
Issuance of common stock, net of related costs, to settle earnout obligations	—	—	57,758	—	—	808	—	—	808
Share-based compensation	—	—	—	—	—	7,834	—	—	7,834
Net loss	—	—	—	—	—	—	—	(8,333)	(8,333)
Other comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	—	—	(2,645)	—	(2,645)
Stock repurchases under stock repurchase programs	—	—	(1,008,612)	—	(9,421)	—	—	—	(9,421)
Other	—	—	—	—	—	(25)	—	—	(25)
Balances at December 31, 2011	—	$—	34,090,618	$3	$(7,263)	$268,162	$(1,429)	$(21,549)	$237,924

The accompanying notes are an integral part of these consolidated financial statements.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the years ended December 31,
	2009	2010	2011
Operating activities:
Net loss	$(4,404)	$(6,038)	$(8,333)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Gain) loss on interest rate swap	(343)	42	(328)
Depreciation and amortization	6,889	19,505	47,439
Amortization of deferred rent	71	(61)	(450)
Share-based compensation	218	1,816	7,834
Excess tax benefit related to share-based compensation	—	(974)	—
Provision for doubtful accounts	226	173	2,297
Amortization of deferred financing costs	132	872	1,941
Loss on early extinguishment of debt	461	3,169	621
Deferred income taxes	(2,723)	(5,406)	(6,364)
Other	10	—	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,100)	(2,098)	(9,047)
Prepaid expenses and other current assets	141	560	(1,801)
Accounts payable and accrued expenses	2,982	5,946	(1,907)
Accrued interest expense	59	—	10,240
Deferred revenue and customer deposits	(270)	(917)	(169)
Other liabilities	1,828	1,714	(2.430)
Net cash provided by operating activities	4,177	18,303	39,543
Investing activities:
Cash paid for acquisitions, net	(25,707)	(115,225)	(322,248)
Purchases of equipment and leasehold improvements	(1,559)	(1,730)	(6,856)
Working capital and other settlements for acquisitions	1,491	418	(6,710)
Net cash used in investing activities	(25,775)	(116,537)	(335,814)
Financing activities:
Borrowings under credit facilities	40,134	67,315	278,000
Borrowings under senior unsecured notes payable	—	—	250,000
Net borrowings under working capital facilities	—	4,997	35,621
Proceeds from the exercise of options and warrants	—	703	2,292
Excess tax benefit related to share-based compensation	—	974	—
Issuance of preferred stock, net	—	32,421	—
Issuance of common stock, net	560	136,660	—
Advances (repayments) from related party notes	3,500	(3,500)	—
Repayment of subordinated unsecured notes payable	(345)	(2,167)	(2,421)
Purchases of stock for treasury	—	—	(9,421)
Payment of deferred financing costs	(1,817)	(6,534)	(9,746)
Repayment under credit facilities	(20,138)	(100,550)	(273,000)
Other	—	—	(440)
Net cash provided by financing activities	21,894	130,319	270,885
Exchange rate impact on cash and cash equivalents	—	40	178
Net increase (decrease) in cash and cash equivalents	296	32,125	(25,208)
Cash and cash equivalents, beginning of year	1,203	1,499	33,624
Cash and cash equivalents, end of year	$1,499	$33,624	$8,416

Supplemental disclosure of noncash investing and financing activities:
Issuance of common stock for acquisitions	$3,503	$10,075	$47,174
Issuance of subordinated unsecured notes payable for acquisitions	5,512	1,747	—
Issuance of deferred payments for acquisitions	389	—	—
Issuance of common stock to settle earnout obligations	—	576	808
Issuance of common stock for termination of agreement	—	1,434	—

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,332	$4,994	$5,447
Cash paid for income taxes	207	231	4,061

The accompanying notes are an integral part of these consolidated financial statements.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(1)          Nature of Operations and Basis of Presentation

ExamWorks Group, Inc. (‘ExamWorks” or the “Company”) is a leading provider of independent medical examinations (“IMEs”), peer and bill reviews and related services (“IME services” or the “IME industry”). ExamWorks, Inc. was incorporated as a Delaware corporation on April 27, 2007. In 2008, ExamWorks, Inc. acquired three companies operating in the independent medical examination (“IME”) industry. In 2009, ExamWorks, Inc. acquired 11 other IME companies, including a provider of software solutions to the IME industry. In 2010, ExamWorks, Inc. acquired 14 additional IME companies. In 2011, ExamWorks, Inc. acquired nine other IME companies.  As of December 31, 2011, ExamWorks, Inc. operates out of 45 service centers serving all 50 United States, Canada and the United Kingdom. In June 2010, ExamWorks, Inc. effected a corporate reorganization creating a holding company, ExamWorks Group, Inc., with ExamWorks, Inc. becoming a wholly-owned subsidiary of ExamWorks Group, Inc. In the fourth quarter of 2010, the Company completed an Initial Public Offering (“IPO”) of 9.3 million shares of common stock.

The consolidated financial statements include the accounts of ExamWorks, its wholly-owned subsidiaries and other entities controlled by ExamWorks. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts in the consolidated financial statements and notes thereto have been reclassified to conform to the current year’s presentation.

(2)           Summary of Significant Accounting Policies

(a)           Stock Split

On October 12, 2010, the Board of Directors approved an amended and restated certificate of incorporation that effected a stock split of every 1 outstanding shares of preferred stock and common stock into 5.1411 shares of preferred stock or common stock, respectively. The par value of the common and convertible preferred stock was not adjusted as a result of the stock split. All issued and outstanding common stock, convertible preferred stock, warrants and options for common stock and per share amounts contained in the financial statements have been retroactively adjusted to reflect this stock split for all periods presented. The Board of Directors also approved an increase in the authorized capital to 250.0 million shares of common stock and 50.0 million shares of preferred stock.

(b)            Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The more significant estimates reflected in these consolidated financial statements include the valuation of equity issued prior to the Company’s IPO, purchase price allocations, useful lives of intangible assets, potential impairment of goodwill and intangible assets, the allowance for doubtful accounts and the valuation of share-based compensation and derivative instruments.

(c)           Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are recorded to other comprehensive income and are reported net of the effect of income taxes on the consolidated financial statements. For the years ended December 31, 2010 and 2011, the income tax expense (benefit) related to foreign currency translation was $844,000 and ($960,000), respectively. For the year ended December 31, 2009, all of the Company’s assets and liabilities were denominated in U.S. dollars.

(d)           Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2010 and 2011.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(e)           Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for services provided in the normal course of business and are reported net of allowance for doubtful accounts, which amounted to $815,000 and $2.7 million as of December 31, 2010 and 2011, respectively. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectability and those deemed uncollectible are written off.

(f)           Concentrations of Credit Risk

The Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. For the year ended December 31, 2009, 11% of total revenues were associated with one customer. For the year ended December 31, 2010 and December 31, 2011, no individual customer accounted for more than 10% of revenues. At December 31, 2010 and 2011, there were no individual customers that accounted for greater than 10% of the accounts receivable balance.

As of December 31, 2011, the Company had cash and cash equivalents totaling approximately $8.4 million. These amounts were held for future acquisition and working capital purposes and were held in non-interest bearing accounts, of which $5.9 million were held in the U.S. The U.S. amounts are insured in full against bank failure through June 30, 2012 under the Federal Deposit Insurance Corporation Temporary Liquidity Guarantee Program.

(g)           Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets and accelerated methods for income tax purposes. Leasehold improvements are amortized over the lesser of their expected useful life or the remaining lease term. Maintenance and repair costs are expensed as incurred.

(h)           Long-Lived Assets

In accordance with Impairment or Disposal of Long-Lived Assets, Subsections of Financial Accounting Standards Board (“FASB”) ASC Subtopic 360-10 (“ASC 360”), Property, Plant, and Equipment — Overall, long-lived assets, such as equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. At December 31, 2010 and 2011, no impairment was noted.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(i)           Goodwill and Other Intangible Assets

Goodwill is an asset representing the future economic benefits arising from assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually in accordance with the provisions of FASB ASC Topic 350, Intangibles — Goodwill and Other (“ASC 350”). The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

The Company performed its annual impairment review of goodwill in October of 2010 and 2011 and it was determined that the carrying amount of goodwill was not impaired and there have been no subsequent developments that would indicate impairment exists as of December 31, 2011. The goodwill impairment review will continue to be performed annually or more frequently if facts and circumstances warrant a review.

ASC 350 also requires that intangible assets with definite lives be amortized over their estimated useful lives. Currently, customer relationships, trade names, covenants not-to-compete and technology are amortized using the straight-line method over estimated useful lives.

(j)           Deferred Financing Costs

Deferred financing costs totaling $1.7 million were incurred in December 2009 in connection with the Company's previous credit facility with Fifth Third Bank ("Fifth Third Credit Facility") and were to be amortized to interest expense over the three-year term of the facility using the straight-line method, which approximates the effective interest method. In the first ten months of 2010, an additional $2.1 million of deferred financing costs were incurred as the Company expanded its borrowing availability under the Fifth Third Credit Facility. The Fifth Third Credit facility was repaid in November 2010 with proceeds generated from the IPO. In connection with this early retirement of debt, the Company recognized debt extinguishment costs of approximately $3.2 million in 2010 for the unamortized portion of the loan costs.  The debt extinguishment costs were recorded as other interest expense in accordance with ASC topic 470, Debt (“ASC 470”).

In November 2010, the Company entered in to a new senior secured revolving credit facility with Bank of America N.A. (“Senior Secured Revolving Credit Facility”) (see Note 10) and has incurred deferred financing costs of $7.4 million, $4.4 million of which were incurred in 2010 and $3.0 million of which were incurred in the year ended December 31, 2011.  In July 2011, the Company reduced the aggregate revolving commitments under the Senior Secured Revolving Credit Facility by $37.5 million for a maximum commitment of $262.5 million.  In conjunction with this reduction, the Company recognized debt extinguishment costs of approximately $621,000 in July 2011 for the unamortized portion of the loan costs which were recorded as other interest expense.  Additionally, in July 2011, the Company closed a private offering of $250.0 million in aggregate principal amount of 9.0% senior notes due 2019 (“Senior Unsecured Notes”), and incurred deferred financing costs of $6.7 million associated therewith.

The deferred financing costs associated with the Senior Secured Revolving Credit Facility and the Senior Unsecured Notes will be amortized to interest expense over the five-year term of the facility, as amended, and the eight-year term of the notes, respectively, using the straight-line method which approximates the effective interest method.

For the years ended December 31, 2009, 2010 and 2011, the Company amortized $132,000, $872,000 and $1.9 million to interest expense, respectively.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(k)           Deferred Rents

The Company entered into various leases for offices that have certain escalation clauses or other features which require rental expense to be recognized on a straight-line basis over the life of the lease. At December 31, 2010 and 2011, the deferred rent balance was $681,000 and $1.5 million, respectively, and is included in other current and long-term liabilities in the accompanying Consolidated Balance Sheets.

(l)           Revenue Recognition

Revenue related to IMEs, peer reviews, bill reviews and administrative support services is recognized at the time services have been performed and the report is shipped to the end user. The Company believes that recognizing revenue at the time the report is shipped is appropriate because the Company’s revenue policies meet the following four criteria in accordance with ASC 605-10-S25, Revenue Recognition: Overall, (i) persuasive evidence that arrangement exists, (ii) shipment has occurred, (iii) the price is fixed and determinable and (iv) collectability is reasonably assured. The Company reports revenues net of any sales, use and value added taxes.

Revenue related to other IME services, including litigation support services and medical record retrieval services, where no report is generated, is recognized at the time the service is performed. The Company believes that recognizing revenue at the time the service is performed is appropriate because the Company’s revenue policies meet the following four criteria in accordance with ASC 605-10-S25, (i) persuasive evidence that arrangement exists, (ii) services have been rendered, (iii) the price is fixed and determinable and (iv) collectability is reasonably assured.

Certain agreements with customers in the U.K. include provisions whereby collection of the amounts billed are contingent on the favorable outcome of the claim.  The Company has deemed these provisions to preclude revenue recognition at the time of sale, as collectability is not reasonably assured and the sales are contingent, and is deferring these revenues, net of estimated costs, until the case has been settled and the contingency has been resolved.  There was no deferral related to contingent revenues as of December 31, 2010.  For the year ended December 31, 2011, the Company had deferred $2.6 million in contingent revenues and $1.6 million in costs associated with the contingent revenues.

Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

(m)           Costs of Revenues

Costs of revenues are comprised of fees paid to members of the Company’s medical panel; other direct costs including transcription, film and medical record obtainment and transportation; and other indirect costs including labor and overhead related to the generation of revenues.

(n)           Shipping and Handling Costs

Shipping and handling charges billed to customers are recorded as revenue; the corresponding costs are included in costs of revenues.

(o)           Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred and amounted to $448,000, $1.2 million and $2.2 million for the years ended December 31, 2009, 2010 and 2011, respectively, and are included in SGA expenses in the accompanying Consolidated Statements of Operations.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(p)           Accounting for Leases

The Company leases office space under operating lease agreements with original lease periods of up to 10 years. Certain of the lease agreements contain renewal and rent escalation provisions. Rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease term. Landlord allowances for improvements to leaseholds are included in property and equipment and offset by a corresponding deferred rent credit. The Company amortizes the leasehold improvements over the shorter of the life of the improvements or the life of the lease. The deferred rent credit is included in other liabilities (current and long term) in the accompanying Consolidated Balance Sheets and will be amortized as a reduction of rent expense over the term of the applicable lease.

(q)           Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company applies the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (included in FASB ASC Subtopic 740-10, Income Taxes — Overall), and recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Prior to the adoption of FASB Interpretation No. 48, the Company recognized the effect of income tax positions only if such positions were probable of being sustained.

The Company records interest and penalties related to unrecognized tax benefits in income tax expense.

(r)           Loss Per Common Share

Basic loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during each period. Diluted loss per common share is calculated by dividing net loss, adjusted on an “as if converted” basis, by the weighted-average number of actual shares outstanding and, when dilutive, the share equivalents that would arise from the assumed conversion of convertible instruments. The effect of potentially dilutive stock options and warrants is calculated using the treasury stock method.

For the year ended December 31, 2009, the potentially dilutive securities include options exercisable into 1.3 million shares of common stock and 219,000 shares of common stock issuable to settle the equity component of an earnout obligation. For the year ended December 31, 2010, the potentially dilutive securities include options and warrants exercisable into 5.5 million shares of common stock, 113,000 shares of common stock issuable to settle the equity component of an earnout obligation, and 135,000 shares of common stock issuable, at the holder’s option, to settle a subordinated unsecured note. For the year ended December 31, 2011, the potentially dilutive securities include options and warrants exercisable into 7.8 million shares of common stock and 68,000 shares of common stock issuable, at the holder’s option, to settle a subordinated unsecured note.

For the years ended December 31, 2009, 2010 and 2011, all of the potentially dilutive securities were excluded from the calculation of shares applicable to loss per share, because their inclusion would have been anti-dilutive.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(s)           Share-Based Compensation

The Company has an Amended and Restated 2008 Stock Incentive Plan, as amended, (the “Plan”) that provides for granting of stock options. The Company accounts for share-based awards in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires measurement of compensation cost for all share-based awards at fair value on the grant date (or measurement date if different) and recognition of compensation expense, net of forfeitures, over the requisite service period for awards expected to vest.

The fair value of stock option grants is determined using the Black-Scholes valuation model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in these employee stock options. Additionally, option valuation models require the input of highly subjective assumptions, including the expected volatility of the stock price. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of its share-based awards.

The Company’s expected volatility assumptions are based on the Company’s peer group average implied volatility for 2009 and 2010 and are based upon the Company’s peer group median implied volatility for 2011. Expected life assumptions for 2009 and the first three quarters of 2010 are based upon the average of the “simplified” method as described in Securities and Exchange Commission Staff Accounting Bulletin No. 107, which is the midpoint between the vesting date and the end of the contractual term, and the contractual term of the option, in accordance with ASC 718, which states that if no amount within the range is more or less likely than any other amount, an average of the range (its expected value) should be used for those options issued significantly out-of-the-money, or the “simplified” method for those options issued in the fourth quarter of 2010 and the full year of 2011 which were determined to be issued approximately at-the-money. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

The assumptions utilized for stock option grants during 2009, 2010 and 2011 were as follows:

	2009	2010	2011
Volatility	45.06 – 47.87%	40.08 – 44.31%	35.79 – 44.46%
Expected life (years)	8.00	6.50 – 8.00	6.00
Risk-free interest rate	2.64 – 3.30%	1.62 – 3.53%	1.21 – 2.54%
Dividend yield	—	—	—
Fair value	$0.66 – 1.02	$0.63 – 4.32	$3.39 – 9.28

In 2009 and 2010, the Company issued 772,239 and 4,172,687 stock option awards, respectively, to employees and non-employee directors. The weighted average fair value of each stock option was $0.79 and $2.06 per option, respectively, and the aggregate fair value was $614,000 and $8.6 million, respectively. The majority of these awards vest over a three-year period, with the remaining awards vesting 50% over the earlier of 18 months or the IPO, a period of 7 months, and 50% over a 12 month period following the IPO, provided the individual remains in the employment of the Company as of the vesting date. Additionally, all these options could vest earlier in the event of a change in control or merger or other acquisition and 1,810,166 of these options could vest earlier in the event of an IPO. In the fourth quarter of 2010, in conjunction with the completed IPO, the Company accelerated the vesting on all eligible outstanding stock options and recorded an additional $694,000 in share-based compensation expense related to the change in vesting term. Share-based compensation expense was $218,000 and $1.7 million for the years ended December 31, 2009 and 2010, respectively, all of which was recorded in selling, general and administrative (“SGA”) expenses.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

In 2011, the Company issued 3,173,900 stock option awards to employees and non-employee directors. The weighted average fair value of each stock option was $7.69 per option and the aggregate fair value was $24.4 million. All of these awards vest over a three-year period. Additionally, all these options could vest earlier in the event of a change in control or merger or other acquisition. Share-based compensation expense related to the awards was $7.4 million for the year ended December 31, 2011, of which $2.0 million was included in costs of revenues and $5.4 million was recorded in SGA expenses.

At December 31, 2010 and 2011, the unrecognized compensation expense related to stock option grants was $7.3 million and $22.9 million, respectively, with a remaining weighted average life of 2.1 and 1.7 years, respectively.

A summary of option activity for the years ended December 31, 2009, 2010 and 2011 follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at December 31, 2008	817,116	$2.80
Options granted	772,239	3.20
Options forfeited	(265,573)	2.89
Options exercised	—	—
Outstanding at December 31, 2009	1,323,782	$3.02
Options granted	4,172,687	8.45
Options forfeited	(242,633)	6.88
Options exercised	(195,311)	3.50
Outstanding at December 31, 2010	5,058,525	$7.29
Options granted	3,173,900	19.64
Options forfeited	(402,220)	12.22
Options exercised	(458,901)	5.00
Outstanding at December 31, 2011	7,371,304	$12.48	8.66 years	$12,725,000

Exercisable at December 31, 2011	2,281,246	$6.06	7.83 years	$8,745,000
Expected to vest after December 31, 2011	4,682,853	$15.36	9.04 years	$3,669,000

Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the fiscal period in excess of the weighted average exercise price multiplied by the number of options outstanding or exercisable. Options expected to vest are unvested shares net of expected forfeitures. The total intrinsic value of stock options exercised was approximately $2.4 million and $7.4 million during the years ended December 31, 2010 and 2011, respectively. There were no option exercises in 2009. There were 234,845 options exercisable as of December 31, 2009 with a weighted average exercise price of $2.81 and 1,795,615 options exercisable as of December 31, 2010 with a weighted average exercise price of $4.19.

During the years ended December 31, 2010 and 2011, the Company issued 50,473 and 31,200 shares of restricted stock, respectively to certain non-employee members of the Board of Directors as compensation for services provided during the year. These shares of restricted stock had a weighted average fair value of $3.75 and $13.62 per share, respectively, and the aggregate fair value was $189,000 and $425,000, respectively. The fair value of these awards was based upon an estimate of fair value or the market price of the underlying common stock as of the date of the grant for those issued following the IPO. The restriction on these shares expires after a one-year period provided the individual remains in the service of the Company as of that date. Additionally, the restriction on these shares could expire earlier in the event of a change in control or merger or other acquisition. For the years ended December 31, 2010 and 2011, share-based compensation expense related to these awards was $88,000 and $279,000, respectively. At December 31, 2010 and 2011, the unrecognized compensation expense related to shares of restricted stock is $102,000 and $248,000, respectively, with a remaining weighted average life of 0.6 years.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

During the year ended December 31, 2010, the Company issued 24,934 restricted stock units to certain employees and outside consultants. These restricted stock units had a weighted average fair value of $14.04 per unit and the aggregate fair value was $350,000. The fair value of these awards was based upon an estimate of fair value or the market price of the underlying common stock as of the date of the grant for those issued following the IPO. These awards vest over a two- or three-year period provided the individual remains in the service of the Company as of the vesting date. Additionally, these restricted stock units could vest earlier in the event of a change in control or merger or other acquisition. Of these restricted stock units, none were vested as of December 31, 2010 and 13,708 shares have been issued for vested units as of December 31, 2011, and the remaining shares will be issued at the date of vesting. For the years ended December 31, 2010 and 2011, share-based compensation expense related to these awards was $61,000 and $177,000, respectively. At December 31, 2010 and 2011, the unrecognized compensation expense related to restricted stock units is $289,000 and $112,000, respectively, with a remaining weighted average life of 1.7 and 0.7 years, respectively.

On January 4, 2012, the Company issued approximately 2.2 million stock option awards to certain employees in conjunction with a 2012 incentive compensation plan. The weighted average fair value of each stock option was $4.23 per option and the aggregate fair value was $9.3 million. All of these awards vest over a three-year period and could vest earlier in the event of a change in control or merger or other acquisition. Share-based compensation expense related to these awards will be recorded over the three year vesting period.

 (t)           Fair Value Measurements

In September 2006, the FASB issued authoritative guidance codified as ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles and expands disclosure about fair value measurements. ASC 820 is effective for interim reporting periods in fiscal years beginning after November 15, 2007. The Company adopted the applicable provisions of ASC 820 effective January 1, 2008.

ASC Topic 825, Financial Instruments (“ASC 825”), delayed the effective date of the application of ASC 820 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Nonrecurring nonfinancial assets and nonfinancial liabilities for which the Company has not applied the provisions of ASC 820 primarily include those measured at fair value in goodwill and long-lived asset impairment testing, those initially measured at fair value in a business combination, and nonfinancial liabilities for exit or disposal activities.

ASC 820 defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into the following levels:

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterpart credit risk in its assessment of fair value.

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

Level 3 – Unobservable inputs based on the company’s own assumptions.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

The Company’s financial liabilities, which are measured at fair value on a recurring basis, are categorized using the fair value hierarchy at December 31, 2010 and 2011, and are as follows (in thousands):

	Level 1	Level 2	Level 3	Total
As of December 31, 2010:
Financial liabilities:
Interest rate swap	$—	$654	$—	$654
Contingent consideration	—	—	6,202	6,202

As of December 31, 2011:
Financial liabilities:
Interest rate swap	$—	$326	$—	$326
Contingent consideration	—	—	1,621	1,621

The fair value of the interest rate swap is determined using observable market inputs, such as current interest rates, and considers nonperformance risk of the Company and that of its counterparties.

The contingent consideration relates to earnout provisions recorded in conjunction with certain acquisitions completed in 2009 and 2010 (see Note 3). Of the total decrease in fair value of the contingent consideration of $4.6 million in 2011, $506,000 was settled as cash consideration to satisfy installments related to 2009 and 2010 acquisitions, 58,000 shares of our common stock were issued with a fair value of $808,000 to settle an earnout related to a 2009 acquisition, approximately $222,000 was recorded in SGA expenses, and approximately $1.2 million was recorded in interest and other expenses, net in the Consolidated Statements of Operations due to changes  in the fair value of the contingent consideration.  Additionally, in the third quarter of 2011, we and the sellers of certain Canadian subsidiaries agreed to terminate the clawback and earnout provisions in the acquisition agreements.  As a result, we recorded a reduction to contingent consideration of $1.9 million in the third quarter of 2011.  This reduction is included in SGA expenses in the Consolidated Statements of Operations.

In February 2007, the FASB issued authoritative guidance codified as ASC 825, which permits entities to choose to measure many financial instruments and certain other items at fair value. This provision of ASC 825 is effective for fiscal years beginning after November 15, 2007. As the Company did not elect the fair value option, the adoption of this provision of ASC 825 did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows for the years ended December 31, 2009, 2010 and 2011.

(u)           Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under GAAP are recorded as a component of stockholders’ equity but are excluded from net loss. The Company’s other comprehensive income (loss) consists of foreign currency translation adjustments from those business units not using the U.S. dollar as their functional currency.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(v)           Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In June 2006, the FASB issued authoritative guidance codified as ASC Topic 740, Income Taxes (“ASC 740”) which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. ASC 740 deferred adoption for most nonpublic enterprises to annual periods beginning after December 15, 2008. The Company, pursuant to ASC 740, elected to defer its application until its required effective date of January 1, 2009. The Company’s policy for evaluating uncertain tax positions prior to the adoption of ASC 740 has been to provide for income taxes based on positions taken on the Company’s tax return with reserves established for uncertain positions based on the guidance established by ASC Topic 450, Contingencies. The Company adopted the provisions of ASC 740 effective January 1, 2009 and the adoption did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows for the years ended December 31, 2009, 2010 and 2011.

In December 2007, the FASB issued authoritative guidance codified as ASC Topic 805, Business Combinations (“ASC 805”). ASC 805 changes accounting for business combinations through a requirement to recognize 100% of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity. Other requirements include capitalization of acquired in-process research and development assets, expensing, as incurred, acquisition-related transaction costs and capitalizing restructuring charges as part of the acquisition only if requirements of ASC 420, Exit or Disposal Cost Obligations, are met. ASC 805 is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted ASC 805 effective January 1, 2009 and applied the principles contained in this standard to all acquisitions that were completed after this date. The Company’s consolidated financial position, results of operations and cash flows for the years ended December 31, 2009, 2010 and 2011reflect the adoption of ASC 805.

In March 2008, the FASB issued authoritative guidance codified as ASC Topic 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments, and a tabular disclosure of the effects of such instruments and related hedged items on the Company’s financial position, results of operations, and cash flows. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company adopted ASC 815 effective January 1, 2009 and the adoption did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows for the years ended December 31, 2009, 2010 and 2011.

In April 2008, the FASB issued authoritative guidance codified as ASC 350 which is effective for all fiscal years and interim periods beginning after December 15, 2008. Early adoption of the provisions of ASC 350 is not permitted. ASC 350 requires additional footnote disclosures about the impact of the Company’s ability or intent to renew or extend agreements related to existing intangibles or expected future cash flows from those intangibles, how the Company accounts for costs incurred to renew or extend such agreements, the time until the next renewal or extension period by asset class, and the amount of renewal or extension costs capitalized, if any. For any intangibles acquired after January 1, 2009, ASC 350 requires that the Company consider its experience regarding renewal and extensions of similar arrangements in determining the useful life. If the Company does not have experience with similar arrangements, ASC 350 requires that the Company use the assumptions of a market participant putting the intangible to its highest and best use in determining the useful life. The Company adopted the provisions of ASC 350 effective January 1, 2009 and the adoption did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows for the years ended December 31, 2009, 2010 and 2011.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

In May 2009, the FASB issued authoritative guidance codified as ASC Topic 855, Subsequent Events (“ASC 855”). ASC 855 requires that an entity shall recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. ASC 855 defines two types of subsequent events: “recognized subsequent events” and “nonrecognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the company’s financial statements. Nonrecognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009, and is to be applied prospectively. The Company adopted the provisions of ASC 855 during the year ended December 31, 2009. The adoption of the provisions of ASC 855 did not have a material effect on the Company’s consolidated financial condition, results of operations and cash flows for the years ended December 31, 2009, 2010 and 2011.

In June 2009, the FASB issued ASC Topic 105, Generally Accepted Accounting Principles: a Brief History (“ASC 105”). ASC 105 will supersede existing non-SEC accounting and reporting standards. The codification will not change GAAP but will rather organize it into a new hierarchy with two levels: authoritative and nonauthoritative. All authoritative GAAP will carry equal weight and be organized in a topical structure. ASC 105 is effective for interim and annual reporting periods ending after September 15, 2009. The Company adopted the provisions of ASC 105 for the years ended December 31, 2009, 2010 and 2011. The adoption of the provisions of ASC 105 did not have a material effect on the Company’s consolidated financial condition, results of operations and cash flows.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13 (“ASU 2009-13”) addressing revenue arrangements with multiple deliverables. The new guidance establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, requires the allocation of arrangement consideration to all deliverables using the relative selling price method, and significantly expands disclosure requirements. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company adopted the provisions of ASU 2009-13 effective January 1, 2011 and this adoption did not have a material impact on its consolidated financial position, results of operations and cash flows.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosure. This update provides amendments to Codification topic, Fair Value Measurements and Disclosures, which require new disclosures about transfers in and out of Levels 1 and 2 and the reasons for the transfers as well as reconciliation for fair value measurements using significant unobservable inputs (Level 3). The update is effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this update did not have a material impact on the Company’s consolidated financial condition, results of operations and cash flows.

Accounting Pronouncements Not Yet Adopted

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. This ASU represents the converged guidance of the FASB and the International Accounting Standards Board on fair value measurement. These amendments have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The common requirements are expected to result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards. The amendments are to be applied prospectively and are effective for fiscal years beginning after December 15, 2011.  The Company plans to adopt these provisions in the first quarter of 2012. Adoption of these provisions is not expected to have a material impact on the Company’s consolidated financial statements.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

In June and December 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”) and ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (ASC 220, Comprehensive Income), respectively. These update amend ASC Topic 220, “Comprehensive Income” to provide that total comprehensive income will be reported in one continuous statement or two separate but consecutive statements of financial performance. Presentation of total comprehensive income in the statement of stockholders' equity or the footnotes will no longer be allowed. The calculation of net income and basic and diluted net income per share will not be affected. These ASUs are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2011.  Retrospective adoption is required and early adoption is permitted. The Company plans to adopt these provisions in the first quarter of 2012 and does not believe that adoption of ASU 2011-05 will have a significant impact on its financial position, results of operations or cash flows.

In September 2011, FASB issued Accounting Standards Update ("ASU") No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU is intended to simplify goodwill impairment testing by adding a qualitative review step to assess whether the required quantitative impairment analysis that exists today is necessary. The fair value calculation for goodwill will not be required unless the Company concludes, based on the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its book value. If such a decline in fair value is deemed more likely than not to have occurred, then the quantitative goodwill impairment test that exists under current GAAP must be completed; otherwise, goodwill is deemed to be not impaired and no further testing is required until the next annual test date (or sooner if conditions or events before that date raise concerns of potential impairment in the business). The amended goodwill impairment guidance does not affect the manner in which a company estimates fair value. The new standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. Adoption of these provisions is not expected to have a material impact on the Company’s consolidated financial statements.

(3)           Acquisitions

ExamWorks operates in a highly fragmented industry and has completed numerous acquisitions since July 14, 2008. A key component of ExamWorks’ acquisition strategy is growth through acquisitions that expand its geographic coverage, that provide new or complementary lines of business, expand its portfolio of services and that increase its market share.

The Company has accounted for all business combinations using the purchase method to record a new cost basis for the assets acquired and liabilities assumed. The Company recorded, based on a preliminary purchase price allocation, intangible assets representing client relationships, tradenames, covenants not to compete, and technology and the excess of purchase price over the estimated fair value of the tangible assets acquired and liabilities assumed and the separately recognized intangible assets has been recorded as goodwill in the accompanying consolidated financial statements. The goodwill is attributable to synergies achieved through the streamlining of operations combined with improved margins attainable through increased market presence. The results of operations are reflected in the consolidated financial statements of the Company from the date of acquisition.

(a)           2008 Acquisitions

On July 14, 2008, ExamWorks completed the acquisitions of CFO Medical Services, Inc., Crossland Medical Review Services, Inc., Southwest Medical Exam Services, Inc., Diagnostic Imaging Institute, Inc., Pacific Billing Services, Inc. and Southwest Medical Exam Services of Louisiana, LLC enabling the Company to provide IME services in the New Jersey, New York and Texas areas.

CFO Medical Services Acquisition

On July 14, 2008, CFO Medical Services, Inc. (“CFO”) merged into a wholly-owned subsidiary of ExamWorks for $13.6 million, comprised of $7.1 million cash consideration including transaction costs of $220,000 less cash acquired of $335,000, and 2,351,004 shares of the Company’s common stock with an estimated fair value of $6.6 million. The CFO acquisition enabled the Company to commence its operations in New Jersey.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Crossland Medical Review Services Acquisition

On July 14, 2008, ExamWorks acquired 100% of the outstanding common stock of Crossland Medical Review Services, Inc. (“Crossland”) for $6.2 million, comprised of $5.7 million cash consideration including transaction costs of $98,000 less cash acquired of $557,000, and 356,211 shares of the Company’s common stock with an estimated fair value of $1.0 million. The Crossland acquisition enabled the Company to expand operations in New York.

Southwest Medical Examination Services Acquisitions

On July 14, 2008, ExamWorks acquired 100% of the outstanding common stock of Southwest Medical Examination Services, Inc., Diagnostic Imaging Institute, Inc., Pacific Billing Services, Inc. and Southwest Medical Exam Services of Louisiana, LLC (collectively known as the “Southwest Medical acquisition”) for $12.2 million, comprised of $9.1 million cash consideration including transactions costs of $171,000 less cash acquired of $260,000, and 1,146,625 shares of the Company’s common stock with an estimated fair value of $3.2 million. The Southwest Medical acquisition enabled the Company to expand operations in Texas.

(b)           2009 Acquisitions

Abeton Acquisition

On December 31, 2009, ExamWorks acquired, in two separate transactions, substantially all of the assets and assumed certain liabilities of Abeton, Inc. and Medical Assurance Group, Inc., both subsidiaries of The Abeton Group (collectively, the “Abeton acquisition”), for aggregate consideration of $9.6 million, comprised of $7.0 million cash consideration, $2.4 million in seller debt, and 153,996 shares of the Company’s common stock with an estimated fair value of $254,000. In conjunction with the Abeton acquisition, the Company incurred transaction costs of $343,000 which are reported in SGA expenses in the accompanying 2009 Consolidated Statement of Operations. The Abeton acquisition enabled the Company to expand its operations in the Pacific Northwest and Southwest regions.

The final allocation of consideration for the Abeton acquisition is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2009	Adjustments/ reclassifications	Final purchase price allocation December 31, 2010
Equipment and leasehold improvements	$124	$—	$124
Customer relationships	3,525	—	3,525
Tradename	1,072	—	1,072
Covenants not to compete	46	—	46
Technology	99	—	99
Goodwill	4,340	13	4,353
Deferred tax asset associated with step-up in book basis	224	—	224
Assets acquired and liabilities assumed, net	224	(86)	138
Totals	$9,654	$(73)	$9,581

In 2010, the Company recorded an adjustment to working capital resulting in a decrease to total consideration paid of $73,000. The goodwill and other intangible assets resulting from the Abeton acquisition are deductible for tax purposes.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Other 2009 Acquisitions

Additionally, in 2009, the Company completed the following individually insignificant acquisitions, as defined in SEC Regulation S-X Rule 3-05, with an aggregate purchase price of $26.2 million, comprised of $19.1 million cash consideration less cash acquired of $443,000, 1,613,998 shares of the Company’s common stock with an estimated fair value of $2.7 million, $2.0 million of seller debt in the form of subordinated unsecured notes payable, $389,000 of deferred payments, and $2.3 million of contingent consideration. In conjunction with the other 2009 acquisitions, the Company incurred transaction costs of $1.2 million, which are reported in SGA expenses in the accompanying 2009 Consolidated Statement of Operations. These acquisitions expanded the Company’s geographic coverage and, to a lesser extent, enhanced its portfolio of services.

Company name	Form of acquisition	Date of acquisition
The Ricwel Corporation	100% of the outstanding common stock	April 17, 2009
Ricwel of West Virginia, LLC	100% of the membership interest	April 17, 2009
Marquis Medical Administrators, Inc.	100% of the outstanding common stock	May 21, 2009
Florida Medical Services, Inc.	100% of the outstanding common stock	May 21, 2009
IME Software Solutions, LLC	100% of the membership interest	July 7, 2009
Benchmark Medical Consultants, Inc.	100% of the outstanding common stock	August 4, 2009
The Evaluation Group, Inc.	Substantially all of the assets and assumed certain liabilities	August 14, 2009
MedNet I.M.S. Inc.	Substantially all of the assets and assumed certain liabilities	December 31, 2009
Qualmed Evaluations, LLC	Substantially all of the assets and assumed certain liabilities	December 31, 2009
IME operations of Physicians’ Practice	Substantially all of the assets and assumed certain liabilities	December 31, 2009

The final allocation of consideration for these acquisitions is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2009	Adjustments/ reclassifications	Final purchase price allocation December 31, 2010
Equipment and leasehold improvements	$258	$—	$258
Customer relationships	10,320	—	10,320
Tradename	3,043	—	3,043
Covenants not to compete	851	—	851
Technology	1,289	—	1,289
Goodwill	9,622	(316)	9,306
Net deferred tax (liability) asset associated with step-up in book basis	(280)	376	96
Assets acquired and liabilities assumed, net	1,008	40	1,048
Totals	$26,111	$100	$26,211

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

In 2010, the Company recorded an adjustment to working capital for one of the insignificant 2009 acquisitions resulting in an increase to total consideration paid of $100,000. Certain of these transactions contain earnout provisions based upon the achievement of certain revenue targets and profitability targets and payable annually over a two-year or a 4.75 year period. Based on estimates of expected cash payments and the probability of acquired businesses achieving certain results, the Company recorded $2.3 million of contingent consideration in conjunction with the preliminary purchase price allocation. The contingent consideration includes seller debt in the form of subordinated unsecured notes payable with an estimated fair value of $1.1 million, 355,584 shares of the Company’s common stock with an estimated fair value of $572,000, and deferred payments with an estimated fair value of $618,000. The seller debt and the shares of the Company’s stock are subject to clawback provisions in the event that certain revenue targets are not achieved over the earnout period. The deferred payments are payable annually over a two–year period, 50% payable in cash and 50% payable with the Company’s common stock. The fair value of the deferred payments are adjusted quarterly based primarily on the movement in the fair value of the Company’s common stock to be issued with the change being recorded as other (income) expense in the accompanying Consolidated Statements of Operations. For the years ended December 31, 2009 and 2010, the Company recorded additional contingent consideration of $300,000 and $2.3 million, respectively, resulting primarily from the change in the value of the earnout as other expense, and for the year ended December 31, 2011 the Company recorded a reduction to contingent consideration of $1.4 million, of which $1.2 million was recorded as other income and $221,000 was recorded in SGA expenses, in the accompanying Consolidated Statements of Operations. Goodwill of $5.2 million and other intangible assets of $9.9 million are deductible for tax purposes.

(c)           2010 Acquisitions

Metro Medical Acquisition

On March 26, 2010, ExamWorks acquired substantially all of the assets and assumed certain liabilities of Metro Medical Services, LLC (“Metro Medical”) for aggregate consideration of $13.5 million, comprised of $13.0 million cash consideration less cash acquired of $722,000 and 589,930 shares of the Company’s common stock with an estimated fair value of $1.3 million. In conjunction with the Metro Medical acquisition, the Company incurred transaction costs of $101,000 which are reported in SGA expenses in the accompanying 2010 Consolidated Statement of Operations. The Metro Medical acquisition enabled the Company to further expand its operations in the northeastern region of the United States.

The final allocation of consideration for the Metro Medical acquisition is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2010	Adjustments/ reclassifications	Final purchase price allocation December 31, 2011
Equipment and leasehold improvements	$186	$—	$186
Customer relationships	4,715	—	4,715
Tradename	1,458	—	1,458
Covenants not to compete	66	—	66
Technology	100	—	100
Goodwill	5,601	—	5,601
Deferred tax asset associated with step-up in book basis	680	—	680
Assets acquired and liabilities assumed, net	682	—	682
Totals	$13,488	$—	$13,488

In 2011, the Company finalized the purchase price allocation with no adjustments. The goodwill and other intangible assets resulting from the Metro Medical acquisition are deductible for tax purposes.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Direct IME Acquisition

On June 30, 2010, ExamWorks acquired substantially all of the assets and assumed certain liabilities of Direct IME, A Partnership (“Direct IME”), for aggregate consideration of $13.6 million, comprised of $11.9 million cash consideration less cash acquired of $50,000, 507,606 shares of the Company’s common stock with an estimated fair value of $1.4 million and $351,000 of contingent consideration. The acquisition agreement contains a clawback provision whereby certain revenue and profitability targets must be met for a period of two years. At the time of closing, the Company expected Direct IME to achieve the targeted levels. Additionally, the acquisition agreement contains contingent consideration in the form of an earnout provision based upon the achievement of certain revenue and profitability targets. Any contingent consideration is payable at the end of a two-year period. The fair value of the contingent consideration is adjusted quarterly based primarily on variations in the expected performance of the acquired businesses with the change being recorded as other (income) expense in the accompanying Consolidated Statements of Operations. For the year ended December 31, 2010, the Company recorded additional contingent consideration of $210,000 resulting primarily from the change in the value of the earnout as other expense in the accompanying Consolidated Statements of Operations.  In the third quarter of 2011, the Company and the sellers of Direct IME agreed to terminate the clawback and earnout provisions in the acquisition agreement.  As a result, the Company recorded a reduction to contingent consideration of approximately $600,000 in SGA expense in the accompanying Consolidated Statement of Operations. In conjunction with the Direct IME acquisition, the Company incurred transaction costs of $194,000 which are reported in SGA expenses in the accompanying 2010 Consolidated Statement of Operations. The Direct IME acquisition enabled the Company to expand operations into the Canadian market.

The final allocation of consideration for the Direct IME acquisition is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2010	Adjustments/ reclassifications	Final purchase price allocation December 31, 2011
Equipment and leasehold improvements	$34	$—	$34
Customer relationships	5,416	—	5,416
Tradename	720	—	720
Covenants not to compete	33	—	33
Technology	48	—	48
Goodwill	5,708	—	5,708
Deferred tax asset associated with step-up in book basis	815	—	815
Assets acquired and liabilities assumed, net	855	—	855
Totals	$13,629	$—	$13,629

In 2011, the Company finalized the purchase price allocation with no adjustments. The goodwill and other intangible assets resulting from the Direct IME acquisition are deductible for tax purposes.

Verity Acquisition

On August 6, 2010, ExamWorks acquired substantially all of the assets and assumed certain liabilities of Verity Medical, Inc. (“Verity Medical”), for cash consideration of $14.0 million. In conjunction with the Verity Medical acquisition, the Company incurred transaction costs of $138,000 which are reported in SGA expenses in the accompanying 2010 Consolidated Statement of Operations. The Verity Medical acquisition enabled the Company to further expand its operations in the midwestern region of the United States.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

The final allocation of consideration for the Verity Medical acquisition is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2010	Adjustments/ reclassifications	Final purchase price allocation December 31, 2011
Equipment and leasehold improvements	$46	$—	$46
Customer relationships	6,063	—	6,063
Tradename	1,036	—	1,036
Covenants not to compete	51	—	51
Technology	83	—	83
Goodwill	6,160	14	6,174
Deferred tax asset associated with step-up in book basis	12	8	20
Assets acquired and liabilities assumed, net	540	(22)	518
Totals	$13,991	$—	$13,991

In 2011, the Company finalized the purchase price allocation with limited adjustments. The goodwill and other intangible assets resulting from the Verity Medical acquisition are deductible for tax purposes.

UK Independent Medical Acquisition

On September 7, 2010, ExamWorks acquired 100% of the outstanding common stock of UK Independent Medical Systems (“UKIM”) for aggregate consideration of $16.0 million, comprised of $14.5 million cash consideration and 253,003 shares of the Company’s common stock with an estimated fair value of $1.5 million. In conjunction with the UKIM acquisition, the Company incurred transaction costs of $447,000 which are reported in SGA expenses in the accompanying 2010 Consolidated Statement of Operations. The UKIM acquisition enabled the Company to expand operations into the UK market.

The final allocation of consideration for the UKIM acquisition is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2010	Adjustments/ reclassifications	Final purchase price allocation December 31, 2011
Equipment and leasehold improvements	$152	$—	$152
Customer relationships	3,238	—	3,238
Tradename	1,704	—	1,704
Covenants not to compete	107	—	107
Technology	5	—	5
Goodwill	2,895	1,487	4,382
Deferred tax asset associated with step-up in book basis	1,163	826	1,989
Assets acquired and liabilities assumed, net	6,358	(1,940)	4,418
Totals	$15,622	$373	$15,995

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

In 2011, the Company finalized the purchase price allocation and recorded an adjustment to working capital resulting in an increase to total consideration paid of $373,000. Other adjustments to the purchase price allocation in 2011 relate primarily to a decrease in fair value of acquired account receivable. The goodwill and other intangible assets resulting from the UKIM acquisition are deductible for U.S. federal income tax purposes.

Other 2010 Acquisitions

Additionally, in 2010, the Company completed the following individually insignificant acquisitions, as defined in SEC Regulation S-X Rule 3-05, with an aggregate purchase price of $70.2 million, comprised of $62.8 million cash consideration less cash acquired of $1.0 million, 1,685,312 shares of the Company’s common stock with an estimated fair value of $5.9 million, $1.7 million of seller debt in the form of subordinated unsecured notes payable, and $786,000 of contingent consideration. A portion of this debt may be settled, at the election of the seller, with 135,282 shares of the Company’s common stock. In conjunction with the other 2010 acquisitions, the Company incurred transaction costs of $1.2 million, which are reported in SGA expenses in the accompanying 2010 Consolidated Statement of Operations. These acquisitions expanded the geographic coverage and, to a lesser extent, enhanced the service offering of the Company.

Company name	Form of acquisition	Date of acquisition
American Medical Bill Review, Inc. (AMBR)	Substantially all of the assets and assumed certain liabilities	March 15, 2010
Medical Evaluations, Inc. (MEI)	Substantially all of the assets and assumed certain liabilities	March 15, 2010
401 Diagnostics, Inc.	Substantially all of the assets and assumed certain liabilities	June 30, 2010
Independent Medical Services Corporation	Substantially all of the assets and assumed certain liabilities	June 30, 2010
Network Medical Review Co. Ltd.	100% of the outstanding common stock	June 30, 2010
SOMA Medical Assessments, Inc.	Substantially all of the assets and assumed certain liabilities	June 30, 2010
Exigere Corporation	100% of the outstanding common stock	August 6, 2010
Health Cost Management, LLC	Substantially all of the assets and assumed certain liabilities	September 1, 2010
BME Gateway, Inc.	Substantially all of the assets and assumed certain liabilities	October 1, 2010
Royal Medical Consultants, Inc.	Substantially all of the assets and assumed certain liabilities	December 20, 2010

The final allocation of consideration for these acquisitions is summarized as follows (in thousands):

	Preliminary purchase price allocation December 31, 2010	Adjustments/ reclassifications	Final purchase price allocation December 31, 2011
Equipment and leasehold improvements	$792	$—	$792
Customer relationships	24,814	—	24,814
Tradename	5,984	—	5,984
Covenants not to compete	242	—	242
Technology	1,219	—	1,219
Goodwill	37,513	298	37,811
Net deferred tax liability associated with step-up in book basis	(2,540)	212	(2,328)
Assets acquired and liabilities assumed, net	2,294	(598)	1,696
Totals	$70,318	$(88)	$70,230

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

In 2011, the Company recorded adjustments to working capital resulting in a decrease to total consideration paid of $88,000. The SOMA Medical Assessments Inc. (“SOMA”) acquisition agreement contains a clawback provision whereby certain revenue and profitability targets must be met for a period of two years. At the time of closing, the Company expected SOMA to achieve the targeted levels. Additionally, the SOMA agreement contains contingent consideration in the form of an earnout provision based upon the achievement of certain revenue and profitability targets. At the date of the SOMA acquisition, the Company recorded $536,000 as the estimate of the fair value of the contingent consideration related to this acquisition. Any contingent consideration is payable at the end of a two-year period. The fair value of the contingent consideration is adjusted quarterly based primarily on variations in the expected performance of the acquired businesses with the change being recorded as other (income) expense in the accompanying Consolidated Statements of Operations. For the year ended December 31, 2010, the Company recorded additional contingent consideration of $714,000 resulting primarily from the change in the value of the earnout as other expense in the accompanying Consolidated Statements of Operations.  In the third quarter of 2011, the Company and the sellers of SOMA agreed to terminate the clawback and earnout provisions in the acquisition agreement.  As a result, the Company recorded a reduction to contingent consideration of approximately $1.3 million in SGA expense in the accompanying Consolidated Statement of Operations. Goodwill of $24.0 million and other intangible assets of $21.7 million are deductible for tax purposes.

(d)           2011 Acquisitions

MES Group Acquisition

On February 28, 2011, the Company completed the acquisition of 100% of the outstanding stock of MES Group, Inc. (“MES”) for aggregate consideration of $215.0 million, comprised of $175.0 million cash consideration, 1,424,501 shares of Company common stock with a fair value of approximately $30.0 million  (using a value of  $21.07 per share, the closing price of the Company’s common stock on February 28, 2011), and $10.0 million of assumed indebtedness under MES’ credit facility, which was paid off at closing. In conjunction with the MES acquisition, the Company incurred transaction costs of $2.0 million, of which $1.5 million and $535,000 were incurred in the years ended December 31, 2010 and 2011, respectively, and are reported in SGA expenses in the Company’s accompanying Consolidated Statements of Operations. The MES acquisition broadens the Company’s product portfolio, customer base and increases the Company’s market share in the U.S.

The preliminary allocation of consideration for the MES acquisition is summarized as follows (in thousands):

Preliminary purchase price allocation December 31, 2011
Building, equipment and leasehold improvements	$1,800
Customer relationships	38,190
Tradename	17,426
Covenants not to compete	511
Technology	762
Goodwill	159,988
Net deferred tax liability associated with step-up in book basis	(18,244)
Assets acquired and liabilities assumed, net	14,581
Totals	$215,014

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

The goodwill and other intangible assets resulting from the MES acquisition are not expected to be deductible for tax purposes. The Company believes that information gathered to date provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but the Company is waiting for additional information necessary to finalize those fair values, principally as it relates to the valuation of acquired accounts receivable and income tax matters. Thus, the provisional measurements of fair value set forth above are subject to change.  As the adjustments to the preliminary purchase price allocation are not deemed material to the consolidated financial statements, the Company has not reflected the adjustments retroactively as of the acquisition date.  The Company expects to complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date.  The MES acquisition contributed $120.3 million in revenues and $9.3 million in operating income for the year ended December 31, 2011.

Premex Group Acquisition

On May 10, 2011, the Company completed the acquisition of 100% of the outstanding share capital of Premex Group Limited (“Premex”) for aggregate consideration of $108.4 million, comprised of $66.5 million cash consideration, 661,610 shares of Company common stock with a fair value of approximately $15.1 million (using a value of $22.85 per share, the closing price of the Company’s common stock on May 10, 2011) and $26.8 million of assumed indebtedness under Premex’s receivables facility, which was paid off at closing. In conjunction with the Premex acquisition, the Company incurred transaction costs of $646,000 during the year ended December 31, 2011 and are reported in SGA expenses in the Company’s accompanying Consolidated Statements of Operations. The Premex acquisition increases the Company’s market share in the U.K. and broadens the Company’s product portfolio and customer base in the U.K.

The preliminary allocation of consideration for the Premex acquisition is summarized as follows (in thousands):

Preliminary purchase price allocation December 31, 2011
Equipment and leasehold improvements	$650
Customer relationships	32,886
Tradename	10,602
Covenants not to compete	109
Technology	2,356
Goodwill	28,131
Deferred tax asset associated with step-up in book basis	603
Assets acquired and liabilities assumed, net	33,019
Totals	$108,356

The goodwill and other intangible assets resulting from the Premex acquisition are expected to be deductible for tax purposes. The Company believes that information gathered to date provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but the Company is waiting for additional information necessary to finalize those fair values, principally as it relates to the valuation of acquired accounts receivables and income tax matters. Thus, the provisional measurements of fair value set forth above are subject to change.  As the adjustments to the preliminary purchase price allocation are not deemed material to the consolidated financial statements, the Company has not reflected the adjustments retroactively as of the acquisition date. The Company expects to complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date.  The Premex acquisition contributed $59.2 million in revenues and $2.6 million in operating income for the year ended December 31, 2011.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Other 2011 Acquisitions

Additionally, in 2011, the Company completed the following individually insignificant acquisitions, as defined in SEC Regulation S-X Rule 3-05, with an aggregate purchase price of $46.1 million, comprised of $44.6 million cash consideration less cash acquired of $564,000, and 214,926 shares of the Company’s common stock with an estimated fair value of $2.0 million. In conjunction with the other 2011 acquisitions, the Company incurred transaction costs of $604,000, of which $42,000 and $562,000 were incurred in the years ended December 31, 2010 and 2011, respectively, and are reported in SGA expenses in the Company’s Consolidated Statements of Operations. These acquisitions expanded the geographic coverage and, to a lesser extent, enhanced the service offering of the Company.

Company name	Form of acquisition	Date of acquisition
National IME Centres Inc.	100% of the outstanding common stock	February 18, 2011
MLS Group of Companies, Inc.	100% of the outstanding common stock	September 28, 2011
Medicolegal Services, Inc.	Substantially all of the assets and assumed certain liabilities	September 28, 2011
North York Rehabilitation Centre Inc.	Substantially all of the assets and assumed certain liabilities	October 3, 2011
Capital Vocational Specialists Inc.	Substantially all of the assets and assumed certain liabilities	October 3, 2011
Matrix Health Management Inc.	Substantially all of the assets and assumed certain liabilities	October 24, 2011
Bronshvag	Substantially all of the assets and assumed certain liabilities	October 27, 2011

The preliminary allocation of consideration for these acquisitions is summarized as follows (in thousands):

Preliminary purchase price allocation December 31, 2011
Equipment and leasehold improvements	$213
Customer relationships	18,577
Tradename	2,989
Covenants not to compete	197
Technology	334
Goodwill	21,500
Net deferred tax liability associated with step-up in book basis	(356)
Assets acquired and liabilities assumed, net	2,598
Totals	$46,052

Goodwill of $19.9 million and other intangible assets of $20.1 million are expected to be deductible for tax purposes. The Company believes that information gathered to date provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but the Company is waiting for additional information necessary to finalize those fair values. Thus, the provisional measurements of fair value set forth above are subject to change.  Such changes are not expected to be significant.  The Company expects to complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date.  The other 2011 acquisitions contributed $10.6 million in revenues and $270,000 in operating income for the year ended December 31, 2011.

(e)           Pro forma Financial Information

The following unaudited pro forma results of operations for the years ended December 31, 2010 and 2011 assumes that the 2010 and 2011 acquisitions were completed on January 1, 2010.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

For the years ended December 31, 2010 and 2011, the pro forma results include adjustments to reflect additional interest expense of $18.4 million and $6.0 million, respectively, associated with the funding of the acquisitions assuming that acquisition related debt was incurred on January 1, 2010.  In addition, incremental depreciation and amortization expense was recorded as if the acquisitions had occurred on January 1, 2010 and amounted to $33.4 million and $10.0 million for the years ended December 31, 2010 and 2011, respectively.  Finally, adjustments of $28.8 million and $12.4 million were made to SGA expenses for the years ended December 31, 2010 and 2011, respectively, principally related to certain salary and other personal  expenses attributable to the previous owners of the acquired businesses.  These adjustments represent contractual reductions and are considered to be non-recurring and are not expected to have a continuing impact on the operations of the Company.

	Years ended December 31,
	2010	2011
Pro forma revenues	$485,739	$483,203
Pro forma net loss	(3,192)	(6,594)

Pro forma net loss per share:
Basic and diluted	$(0.14)	$(0.19)

The pro forma financial information presented above is not necessarily indicative of either the results of operations that would have occurred had the acquisitions been effective as of January 1 of the respective years or of future operations of the Company.

(4)           Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements at December 31, 2010 and 2011, consist of the following (in thousands):

	Estimated	December 31,
	useful
	lives	2010	2011
Building	15 years	$—	$600
Computer and office equipment	3 years	5,738	10,742
Furniture and fixtures	3 – 5 years	1,379	1,682
Leasehold improvements	Lease term	295	627
		7,412	13,651
Less accumulated depreciation		2,542	4,733
Total		$4,870	$8,918

Depreciation expense was $656,000, $1.7 million and $4.0 million for the years ended December 31, 2009, 2010 and 2011, respectively.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(5)           Goodwill and Intangible Assets

Goodwill at December 31, 2010 and 2011 consists of the following (in thousands):

	December 31,
	2010	2011
Balance at beginning of year	$32,395	$90,582
Goodwill acquired during the year	57,877	209,619
Adjustments to prior year acquisitions	(303)	1,799
Effect of foreign currency translation	613	(1,740)
Balance at end of year	$90,582	$300,260

Intangible assets at December 31, 2010 and 2011, consist of the following (in thousands):

		December 31, 2010
	Estimated useful lives	Gross carrying amount	Accumulated amortization	Net carrying value
Amortizable intangible assets:
Customer relationships	40 to 42 months	$70,163	$(19,130)	$51,033
Tradenames	45 months	17,883	(4,606)	13,277
Covenants not to compete	36 months	1,729	(841)	888
Technology	24 to 40 months	3,427	(1,711)	1,716
Totals		$93,202	$(26,288)	$66,914

		December 31, 2011
	Estimated useful lives	Gross carrying amount	Accumulated amortization	Net carrying value
Amortizable intangible assets:
Customer relationships	40 to 60 months	$157,826	$(50,438)	$107,388
Tradenames	45 to 84 months	48,046	(13,277)	34,769
Covenants not to compete	36 months	2,784	(1,587)	1,197
Technology	24 to 40 months	6,750	(3,936)	2,814
Totals		$215,406	$(69,238)	$146,168

The aggregate intangible amortization expense was $6.2 million, $17.8 million and $43.4 million for the years ended December 31, 2009, 2010 and 2011, respectively. The estimated future amortization expense of intangible assets is as follows (in thousands):

Amount
Years ended December 31:
2012	$49,008
2013	42,853
2014	26,943
2015	18,399
2016	6,092
Thereafter	2,873
Total	$146,168

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(6)           Accrued Expenses

Accrued expenses at December 31, 2010 and 2011 consist of the following (in thousands):

	December 31,
	2010	2011
Accrued compensation and benefits	$1,647	$3,323
Accrued professional fees	1,775	4,112
Accrued income and other taxes	2,235	1,546
Accrued medical panel fees	284	1,880
Accrued value added tax	2,829	15,812
Other accrued expenses	644	1,737
Total	$9,414	$28,410

(7)           Stockholders’ Equity

During the year ended December 31, 2011, the Company issued approximately 2.1 million shares of common stock, with a fair value of $45.4 million, to fund the stock consideration of certain acquisitions completed through June 30, 2011.  Additionally, in October 2011, the Company reissued, from treasury, approximately 203,000 shares of common stock, with a fair value of $1.8 million, to fund the stock consideration of certain acquisitions completed in October 2011.

During the year ended December 31, 2011, the Company issued approximately 458,000 shares of common stock to settle stock options exercised during the year.

During the year ended December 31, 2011, the Company issued approximately 21,000 shares of common stock to settle warrants exercised during the period.

During the year ended December 31, 2011, the Company issued approximately 14,000 shares of common stock to settle vested restricted stock units granted in the prior year to an outside consultant as compensation for services to be provided during the year.  The Company recorded the expense related to these awards in SGA expenses over the requisite service period.

On August 4, 2011, the Company issued approximately 31,000 shares of restricted stock with an estimated fair value of $425,000 to the members of the Board of Directors as compensation for services to be provided in the upcoming year.  The Company will record the expense related to these awards in SGA expenses over the one-year service period.

On August 12, 2011, the Company issued approximately 58,000 shares of common stock with a fair value of approximately $808,000 to fund the stock component of the second earnout obligation from a 2009 acquisition.

On August 8, 2011, the Company announced that its Board of Directors authorized the implementation of a share repurchase program to repurchase up to $20.0 million of outstanding shares of the Company’s common stock for treasury.  Purchases under this buyback program may be made from time to time on the open market and in privately negotiated transactions, including pursuant to the terms of a 10b5-1 plan. A 10b5-1 plan allows a company to purchase shares during a blackout period, provided the company communicates its share purchase instructions to the broker prior to the blackout period, pursuant to a written plan that may not be changed. The timing of these purchases depends upon several factors, including market conditions, the market price of the Company's common stock, the effect of the share dilution on earnings, available cash and any other potential risks the Company might encounter. The share repurchase plan may be discontinued at any time at the discretion of the Company.  For the year ended December 31, 2011, the Company had repurchased approximately 1,009,000 shares of common stock under the share repurchase program.  These shares were repurchased at an average cost of $9.34 per share for a total cost of $9.4 million.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Repurchased shares of the Company’s common stock are held as treasury shares until they are reissued or retired. When the Company reissues treasury stock, if the value of the transaction is greater than the average price paid to acquire the shares, an increase in additional paid-in capital is recorded. Conversely, if the value of the transaction is less than the average price paid to acquire the shares, a decrease is recorded to additional paid-in capital to the extent of increases previously recorded for similar transactions, and a decrease is recorded in retained earnings for any remaining amount.

 (8)           Related Party Transactions

In December 2009, two stockholders advanced the Company $3.5 million in the form of subordinated promissory notes to fund a portion of the cash consideration of the acquisitions completed in December 2009. The notes bore interest at an annual rate of 7.5% and were repaid in January 2010.

Beginning in July 2008 and through December 2009, the Company was party to a monitoring fee agreement with Compass, whereby the Company would pay Compass, on a quarterly basis, 5% of Adjusted EBITDA, as defined. In December 2009, the Company and Compass agreed to terminate the monitoring fee agreement in exchange for a one-time payment of $2.0 million, to be settled with 739,506 shares of ExamWorks common stock, as approved by the Company’s independent director. Compass Partners directed us to issue one half of such shares to each of Richard Perlman and James Price, the Company's Chairman and CEO, respectively. The shares were issued in January 2010. The Company recorded a charge in the fourth quarter of 2009 of $1.4 million (included in SGA expenses in the accompanying 2009 Consolidated Statement of Operations), representing the estimated fair value of the shares to be issued to settle the termination obligation. Inclusive of this charge, the Company incurred $1.7 million in monitoring fees for the year ended December 31, 2009. Compass is an entity owned and controlled by Richard Perlman, the Company’s Chairman.

In June 2009, the Company engaged RedRidge Finance Group (“RedRidge”) to assist the Company in securing additional debt financing to allow the Company to continue to implement its acquisition strategy. In December 2009, in conjunction with the closing of the Fifth Third Credit Facility (see Note 10), the Company paid RedRidge $500,000 in broker fees and recorded them as deferred financing costs in the Consolidated Balance Sheet. P&P Investment, LLC (“P&P”), a company owned by Richard Perlman and James Price, the Chairman and Chief Executive Officer, respectively, of the Company, are minority owners of RedRidge. For the year ended December 31, 2010, the Company paid RedRidge $425,000 in connection with the credit facility. Pursuant to the payment of the broker fees, the Company, RedRidge, P&P, Mr. Perlman and Mr. Price entered into a letter agreement under which P&P waived any right it had to any portion of the broker fees paid by the Company to RedRidge and agreed that such broker fee, minus amounts paid to RedRidge’s employees, would be paid solely to RedRidge’s majority owner. No such broker fees were paid to RedRidge during the year ended December 31, 2011.

The revolving credit facilities contain a provision requiring the Company to use a third party to perform financial due diligence for acquisitions exceeding a certain size. With the approval of the senior lender, the Company engaged RedRidge to assist it with financial due diligence and incurred $52,000 in fees in 2009 related to acquisitions completed in December 2009. The Company incurred $725,000 and $490,000 in fees, respectively, pertaining to acquisition-related work performed during the years ended December 31, 2010 and 2011, respectively. P&P, Mr. Perlman and Mr. Price have likewise waived any right P&P had to any portion of the diligence fees paid by the Company to RedRidge.

In 2010, the Company utilized private planes when necessary for business operations using a NetJets, Inc. (“NetJets”) share belonging to PerPrice Aviation, Inc., a Georgia corporation (“PerPrice”). Mr. Perlman and Mr. Price each own 50% of the total outstanding shares of PerPrice. PerPrice was reimbursed for the actual cost incurred in connection with the Company’s use of the NetJets share in 2010, which totaled approximately $311,000. The Company does not expect to incur any further costs through this arrangement with PerPrice.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

In June 2010, the Company entered into a lease agreement with Compass for corporate office space located at 655 Madison Avenue, 23rd Floor, New York, NY. Pursuant to the lease, which runs from April 1, 2010 through June 30, 2014, the Company paid Compass a rental fee of $10,080 per month in 2010, which fee was subject to increase commencing January 1, 2011 based on a proportionate pass through of base rent increases and increases for property taxes and building operating expenses. The aggregate amount of all periodic rental payments made to Compass for such office space for the year ended December 31, 2010 was $102,720. In addition, in June 2010, the Company paid Compass $40,320 as advance rent payment for the last four months of the lease and approximately $62,000 as its share of leasehold improvements. For the year ended December 31, 2011, the Company made rental payments to Compass of $132,000. Prior to the entry into this lease agreement, the Company did not incur costs in excess of $120,000 per year with respect to leasing this corporate office space.

The Company is a party to certain consulting agreements with each of Dr. Edward M. Decter and Dr. Steven G. Robbins, who are stockholders of the Company, and were considered related parties for the year ended December 31, 2009 and through the IPO in November 2010, and members of its medical panel, which set forth the terms and conditions upon which Dr. Decter and Dr. Robbins are entitled to compensation for IMEs and other services performed by them on behalf of the Company. In addition, such agreements provide that Dr. Decter and Dr. Robbins are to be provided with a minimum number of IMEs. For the years ended December 31, 2009 and 2010, the Company paid Dr. Decter $819,000 and $1.1 million, respectively, for IME services performed. For the years ended December 31, 2009 and 2010, the Company paid Dr. Robbins $360,000, and $415,000, respectively, for IME services performed.

(9)           Commitments and Contingencies

(a)           Lease Commitments

The Company and its subsidiaries lease office space and office related equipment under noncancelable operating leases with various expiration dates from 2012 through 2019.

Future minimum lease payments under the operating leases in each of the years subsequent to December 31, 2011 are as follows (in thousands):

		Amount
Years ended December 31:
	2012	$8,572
	2013	6,019
	2014	4,498
	2015	3,410
	2016	2,275
	Thereafter	2,510
Total		$27,284

Related rent expense was $1.7 million, $4.0 million and $8.1 million for the years ended December 31, 2009, 2010 and 2011, respectively.

(b)           Employee Benefit Plans

The Company and certain of its subsidiaries each sponsor separate voluntary defined contribution pension plans. The plans cover employees that meet specific age and length of service requirements. The Company and certain of its subsidiaries have various matching and vesting arrangements within their individual plans. For the years ended December 31, 2009, 2010 and 2011, the Company recorded $18,000, $41,000 and $297,000, respectively, in compensation expense related to these plans.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

 (c)           Letter of Credit

As of December 31, 2010 and 2011, the Company had $220,000 and $190,000, respectively outstanding under letters of credit which are used to secure certain of the Company’s leased office facilities.

(10)         Long-Term Debt

	December 31,
	2010	2011
	(in thousands)
Senior Unsecured Notes Payable (a)	$—	$250,000
Senior Secured Revolving Credit Facility, Bank of America, N.A. (b)	—	5,000
Working capital facilities, Barclays (c)	4,998	39,063
Various subordinated unsecured notes payable; maturing at various dates from 2011 through 2014 (d)	4,858	2,649
	9,856	296,712
Less current portion	2,312	1,932
	$7,544	$294,780

(a)        On July 19, 2011, the Company closed a private offering of $250.0 million in aggregate principal amount of 9.0% senior notes due 2019 (the “Senior Unsecured Notes”). The Senior Unsecured Notes were issued at a price of 100% of their principal amount. The Senior Unsecured Notes are senior obligations of ExamWorks and are guaranteed by ExamWorks’ existing and future U.S. subsidiaries. A portion of the gross proceeds of $250.0 million were used to repay borrowings outstanding under the Company’s Senior Secured Revolving Credit Facility and pay related fees and expenses, and the remainder will be used for general corporate purposes, including acquisitions.

The Senior Unsecured Notes were issued under an Indenture, dated as of July 19, 2011 (the “Indenture”), among the Company, the Guarantors and U.S. Bank, National Association, as trustee (the “Trustee”).  The Senior Unsecured Notes are the Company’s general senior unsecured obligations, and rank equally with the Company’s existing and future senior unsecured obligations and senior to all of the Company’s further subordinated indebtedness. The Senior Unsecured Notes accrue interest at a rate of 9.0% per year, payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing January 15, 2012.

At any time on or after July 15, 2015, the Company may redeem some or all of the Senior Unsecured Notes at the redemption prices stated in the Indenture, plus accrued and unpaid interest to the date of redemption. Prior to July 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the Senior Unsecured Notes with net cash proceeds from certain equity offerings at a redemption price equal to 109% of the aggregate principal amount of the Senior Unsecured Notes, plus accrued and unpaid interest, if any, provided that at least 65% of the original aggregate principal amount of the Senior Unsecured Notes remains outstanding after redemption. Further, the Company may redeem some or all of the of the Senior Unsecured Notes at any time prior to July 15, 2015 at a redemption price equal to 100% of the principal amount of the Senior Unsecured Notes plus a make whole premium described in the Indenture, plus accrued and unpaid interest.

The Indenture includes covenants which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness, make certain types of restricted payments, incur liens on assets of the Company or the restricted subsidiaries, engage in asset sales and enter into transactions with affiliates. Upon a change of control (as defined in the Indenture), the Company may be required to make an offer to repurchase the Senior Unsecured Notes at 101% of their principal amount, plus accrued and unpaid interest. The Indenture also contains customary events of default.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(b)     The Company entered into a Senior Secured Revolving Credit Facility agreement dated November 2, 2010 with Bank of America, N.A. The facility initially consisted of a $180.0 million revolving credit facility. The facility is available to finance the Company’s acquisition program and working capital needs. On February 9, 2011, the Company exercised the accordion feature of the Senior Secured Revolving Credit Facility, increasing the facility from $180.0 million to $245.0 million.

On May 6, 2011, the Company increased and fully exercised the accordion features of the Senior Secured Revolving Credit Facility.  The increase and exercise of the accordion feature increased the committed capacity of the credit facility by $55.0 million, from a total of $245.0 million to a total of $300.0 million.

On July 7, 2011, the Company entered into a second amendment to its Senior Secured Revolving Credit Facility (the “Second Amendment”) which became effective simultaneously with the consummation of the Company’s private offering of the Senior Unsecured Notes.  The Second Amendment amended the Senior Secured Revolving Credit Facility to, among other things, (i) extend the maturity date of the Senior Secured Revolving Credit Facility from November 2013 to July 2016; (ii) permit the issuance and sale of the Senior Unsecured Notes; (iii) replace the consolidated senior leverage ratio with a consolidated senior secured leverage ratio while permitting the maximum consolidated senior secured leverage ratio to be 3.00 to 1; (iv) permit the Company’s maximum consolidated leverage ratio to increase from 3.5 to 1 to 4.75 to 1; (v) reduce the borrowing cost; and (vi) allow the Company to complete acquisitions with a purchase price of up to $75.0 million (previously $50.0 million) without prior lender consent. The Second Amendment also reduced the aggregate revolving commitments under the Senior Secured Revolving Credit Facility by $37.5 million for a maximum commitment of $262.5 million, subject to the Company’s right to increase the aggregate revolving commitments by $37.5 million for a maximum commitment of $300.0 million, so long as the Company is not in default and the Company satisfies certain other customary conditions.

Borrowings under the Senior Secured Revolving Credit Facility, as amended, bear interest, at either (i) LIBOR plus the applicable margin or (ii) a base rate (equal to the highest of (a) the federal funds rate plus 0.5%, (b) the Bank of America prime rate and (c) LIBOR (using a one month-period) plus 1.0%), plus the applicable margin, as the Company elects. The applicable margin means a percentage per annum determined in accordance with the following table:

Pricing Tier	Consolidated Senior Secured Leverage Ratio	Commitment Fee/Unused Line Fee	Letter of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans
1	≥ 2.50 to 1.0	0.50%	3.75%	3.75%	2.75%
2	≥ 2.00 to 1.0 but < 2.50 to 1.0	0.45%	3.50%	3.50%	2.50%
3	≥ 1.50 to 1.0 but < 2.00 to 1.0	0.40%	3.25%	3.25%	2.25%
4	≥ 1.00 to 1.0 but < 1.50 to 1.0	0.35%	3.00%	3.00%	2.00%
5	< 1.00 to 1.0	0.30%	2.75%	2.75%	1.75%

In the event of default, the outstanding indebtedness under the facility will bear interest at an additional 2%.

The Senior Secured Revolving Credit Facility contains restrictive covenants, including among other things financial covenants requiring the Company to not exceed a maximum consolidated senior secured leverage coverage ratio, a maximum total consolidated leverage ratio and to maintain a minimum consolidated fixed charge coverage ratio. The Senior Secured Revolving Credit Facility also restricts the Company’s ability (subject to certain exceptions) to incur indebtedness, prepay or amend other indebtedness, create liens, make certain fundamental changes including mergers or dissolutions, pay dividends and make other payments in respect of capital stock, make certain investments, sell assets, change its lines of business, enter into transactions with affiliates and other corporate actions.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

On February 27, 2012, the Company entered into a third amendment to its Senior Secured Revolving Credit Facility (the “Third Amendment”). The Third Amendment amended the Senior Secured Revolving Credit Facility as to the definitions of consolidated fixed charges and consolidated fixed charge coverage ratio and does not permit the consolidated fixed charge coverage ratio as of the end of any fiscal quarter to be less than (i) for an fiscal quarter ending during the period from December 31, 2011 to and including September 30, 2012, 1.75 to 1.00 and (ii) for an fiscal quarter ending thereafter, 2.00 to 1.00.

As of December 31, 2011, the Company had $5.0 million outstanding under the Senior Secured Revolving Credit Facility, bearing interest at a rate of 3.00%, resulting in $257.5 million of undrawn commitments (without taking into account $190,000 outstanding under a letter of credit). However, the credit agreement governing the Company’s Senior Revolving Credit Facility contains restrictive covenants, including among other things, financial covenants which may limit the amount of borrowings available.

(c)           On September 29, 2010, the Company’s indirect wholly-owned subsidiary UKIM entered into a Sales Finance Agreement (the “UKIM SFA”) with Barclays Bank PLC (“Barclays”), pursuant to which Barclays will provide UKIM a working capital facility of up to £5,000,000, subject to the terms and conditions of the UKIM SFA. The working capital facility bears a discount margin of 2.5% over Base Rate (0.5% rate on December 31, 2011) and serves to finance UKIM’s unpaid account receivables. The working capital facility operates on a co-terminus and cross-default basis with other facilities provided by Barclays and with the Senior Secured Revolving Credit Facility. As of December 31, 2011, the Company had $6.6 million outstanding under the working capital facility, resulting in approximately $1.1 million in availability.

On May 12, 2011, the Company’s indirect wholly-owned subsidiary Premex entered into a Sales Finance Agreement (the “Premex SFA”) with Barclays, pursuant to which Barclays will provide Premex a working capital facility of up to £26,500,000, subject to the terms and conditions of the Premex SFA. The working capital facility bears a discount margin of 2.4% over Base Rate (0.5% rate on December 31, 2011) and serves to finance Premex’s unpaid account receivables. The working capital facility operates on a co-terminus and cross-default basis with other facilities provided by Barclays and with the Senior Secured Revolving Credit Facility. As of December 31, 2011, the Company had $32.5 million outstanding under the working capital facility, resulting in approximately $8.5 million in availability.

(d)           During 2009 and 2010, the Company issued seller debt in the form of subordinated unsecured notes payable with an estimated fair value of approximately $5.5 million relating to certain acquisitions (see Note 3). These notes are unsecured and subordinated to the Senior Secured Revolving Credit Facility and the Senior Unsecured Notes issued in July 2011. Five notes payable totaling $4.4 million bear interest at 6%, and are payable quarterly with amounts ranging between $50,000 and $76,000, with maturity dates ranging from August 2011 through March 2013. The remaining balance of the notes payable, $1.1 million, are noninterest bearing and are payable annually with amounts ranging between $250,000 and $333,000, maturing in 2014. The Company made principal payments totaling $2.4 million during the year ended December 31, 2011.

As of December 31, 2011, future maturities of long-term debt were as follows (in thousands):

		Amount
Years ended December 31:
	2012	$1,932
	2013	6,988
	2014	32,792
	2015	—
	2016	5,000
	Thereafter	250,000
Total		$296,712

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(11)         Financial Instruments

The FASB issued ASC 815 which establishes accounting and reporting standards for derivative instruments. ASC 815 requires an entity to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. Derivatives that do not qualify as a hedge must be adjusted to fair value in earnings. If the derivative does qualify as a hedge under ASC 815, changes in the fair value will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a hedge’s change in fair value will be immediately recognized in earnings.

In August 2008, in order to protect against interest rate exposure on its variable-rate debt, the Company entered into an interest rate swap to fix the interest rate applicable to certain of its variable-rate debt. The agreement swaps one-month LIBOR for a fixed interest rate of 4.36% with a notional amount of $10.5 million, $8.3 million and $6.6 million as of December 31, 2009, 2010 and 2011, respectively. The Company did not meet the criteria for hedge accounting under ASC 815, thus the difference between its amortized cost and its fair value resulted in an unrealized gain (loss) at December 31, 2009, 2010 and 2011 of $343,000, $(42,000) and $328,000 respectively, and such amount was reported in interest and other expenses, net on the accompanying Consolidated Statements of Operations.

The Company does not enter into derivative transactions for speculative purposes.

(12)         Income Taxes

The components of the benefit for income taxes for the period for the years ended December 31, 2009, 2010 and 2011 were as follows (in thousands):

	December 31,
	2009	2010	2011
Current:
Federal	$4	$1,913	$422
State	106	285	352
Foreign	—	724	1,508
	110	2,922	2,282
Deferred:
Federal	(2,169)	(4,120)	(5,189)
State	(554)	(616)	(916)
Foreign	—	(670)	(259)

Total	(2,723)	(5,406)	(6,364)
Benefit for income taxes	$(2,613)	$(2,484)	$(4,082)

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities as of December 31, 2010 and 2011 were as follows (in thousands):

	December 31,
	2010		2011
	Current	Noncurrent	Current	Noncurrent
Deferred tax assets:
Allowance for doubtful accounts	$542	$—	$2,578	$—
Basis difference of intangible assets	—	6,198	—	—
Loss on interest rate swap	—	257	—	131
Net operating loss carryforwards	—	51	1,224	—
Shared-based compensation	—	766	—	3,565
Tax credits	—	—	—	2,407
Foreign currency translation	—	—	—	960
Other deferred tax assets	620	1,114	329	1,115
Total deferred tax assets	1,162	8,386	4,131	8,178
Deferred tax liabilities:
Basis difference of intangible assets	—	—	—	(4,308)
Basis difference of property and equipment	—	(538)	—	(1,168)
Cash to accrual adjustments	—	(179)	(2,154)	(4,758)
Other deferred tax liabilities	(1,094)	—	(337)	(103)
Total deferred tax liabilities	(1,094)	(717)	(2,491)	(10,337)
Net deferred tax assets (liabilities)	$68	$7,669	$1,640	$(2,159)

The reconciliation of income tax computed at the U.S. federal statutory rate to income tax benefit for the years ended December 31, 2009, 2010 and 2011 were as follows (in thousands):

	December 31,
	2009	2010	2011
Expected tax benefit	$(2,386)	$(2,897)	$(4,221)
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal benefit	(234)	(297)	(274)
Non-deductible items	—	636	668
Tax rate international	—	(14)	(533)
Other	7	88	278

Income tax benefit	$(2,613)	$(2,484)	$(4,082)

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

As of December 31, 2009, the Company had federal net operating losses (“NOLs”). On December 31, 2009, a change in ownership took place as defined for income tax purposes under Internal Revenue Code Section 382 (“IRC Section 382”), limiting the annual utilization of the NOL carryforward. The Company generated $5.2 million of federal taxable income in the year ended December 31, 2010, fully utilizing the federal NOLs and resulting in federal income taxes payable of approximately $800,000 as of December 31, 2010, included in accrued expenses in the accompanying Consolidated Balance Sheet. In 2011, in conjunction with the MES acquisition, the Company acquired $20.1 million of federal NOLs. The Company generated $17.7 million of estimated federal taxable income in the year ended December 31, 2011 and expects to utilize $17.7 million of the NOLs in 2011 to offset against this federal taxable income. As of December 31, 2011, the Company has $2.4 million in estimated federal NOLs to offset against future federal taxable income. These NOLs are subject to IRC Section 382 limitations and expire in 2031. For the year ended December 31, 2011, the Company was subject to the alternative minimum tax (“AMT”) and the Company has estimated AMT credit carryforwards of $355,000 as of December 31, 2011, which may be used to offset future federal tax liabilities. For the year ended December 31, 2011, the Company generated $2.1 million in estimated foreign tax credits related to income taxes payable at certain of the Company’s businesses located in the U.K. which may be used to offset against future federal taxable income. Management believes that it is more likely than not that the recorded deferred tax assets will be realized.

The Company applies the provisions of ASC 740 as it relates to uncertain tax positions. This interpretation prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. ASC 740 states that a tax benefit from an uncertain tax position may be recognized only if it is “more likely than not” that the position is sustainable, based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority having full knowledge of all relevant information.

As of the adoption date, the total amount of liability for unrecognized tax benefits related to federal and state taxes was approximately $96,000. As of December 31, 2009, the liability related to unrecognized tax benefits was approximately $96,000. The Company recorded an additional liability of $80,000 and $132,000 in the years ended December 31, 2010 and 2011, respectively, related to acquired liabilities for unrecognized tax benefits and interest and penalties on prior year tax positions. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense.

The following table summarizes the activity related to the unrecognized tax benefits for the years ended December 31, 2010 and 2011 (in thousands):

Balance at January 1, 2010	$96
Increase to prior year tax positions	80
Increase to current year tax positions	—
Expiration of the statute of limitations for the assessment of taxes	—
Decrease related to settlements	—
Balance at December 31, 2010	176
Increase to prior year tax positions	132
Increase to current year tax positions	—
Expiration of the statute of limitations for the assessment of taxes	—
Decrease related to settlements	—
Balance at December 31, 2011	$308

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

The Company is no longer subject to U.S. federal income or state tax return examinations by tax authorities for tax years before 2006 and 2005, respectively, which periods relate to certain acquired businesses. The Internal Revenue Service (“IRS”) commenced an examination of the Company’s U.S. income tax returns for 2009 during the second quarter of 2011. As of December 31, 2011, the IRS had not proposed any adjustments to the Company’s tax positions and in January 2012, the Company received a closure letter from the IRS stating that no adjustments were identified. The Company operates in multiple taxing jurisdictions and faces audits from various tax authorities. The Company remains subject to examination until the statute of limitations expires for the respective tax jurisdiction. The Company does not anticipate that the amount of the unrecognized benefit will significantly increase or decrease within the next 12 months.

Undistributed earnings of the Company’s foreign subsidiaries are considered indefinitely reinvested and, accordingly, no provision for U.S. federal income taxes has been recorded. Deferred taxes are provided for earnings outside the United States when those earnings are not considered indefinitely reinvested.

(13)         Segment and Geographical Information

The Company applies the provisions of ASC Topic 280, Segment Reporting, (“ASC Topic 280”). ASC 280, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products, major customers and the geographies in which the entity holds material assets and reports revenue. An operating segment is defined as a component that engages in business activities whose operating results are reviewed by the chief operating decision maker and for which discrete financial information is available. Based on the provisions of ASC 280, the Company has determined that it operates in one segment. The Company manages its resources and assesses its performance on an enterprise-wide basis. The Company’s product groups qualify for aggregation under ASC 280 due to their similarities in customer base, economic characteristics, and the nature of products and services provided.  The Company has disclosed the revenues and operating income for MES, Premex and all insignificant 2011 acquisitions for the year ended December 31, 2011, as required by ASC 805 in Note 3, although the Company does not consider these entities to be individual segments for purposes of required disclosure under ASC 280. Information relating to the Company’s revenues and long-lived assets is as follows:

Revenues:	For the years ended December 31,
	2009	2010	2011
	(in thousands)
United States	$49,634	$147,918	$298,056
Canada	—	9,710	21,271
United Kingdom	—	5,883	78,533
Total	$49,634	$163,511	$397,860

Long-lived assets: (1)	December 31,
	2010	2011
	(in thousands)
United States	$126,772	$340,955
Canada	24,028	42,377
United Kingdom	7,616	72,452
Total	$158,416	$455,784

(1)  Long-lived assets are noncurrent assets excluding deferred tax assets and deferred financing costs.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

(14)         Condensed Consolidating Financial Information of Guarantor Subsidiaries

The Company has outstanding certain indebtedness that is guaranteed by all of its U.S. subsidiaries. However, the indebtedness is not guaranteed by the Company’s foreign subsidiaries. The guarantor subsidiaries are wholly owned and the guarantees are made on a joint and several basis and are full and unconditional. Separate consolidated financial statements of the guarantor subsidiaries have not been presented because management believes that such information would not be material to investors. However, condensed consolidating financial information as of and for the years ended December 31, 2010 and 2011 is presented below. The Company (issuer of the Senior Unsecured Notes) was formed in June 2010 to implement a holding company organizational structure and was therefore not in existence in 2009. As a result, all operating activities are conducted through the Company’s wholly-owned subsidiaries. Additionally, the Company did not have any foreign subsidiaries until June 2010, when it entered the Canadian market through two acquisitions. As a result, the income statement and cash flows for the year ended December 31, 2009 consisted of only the guarantor subsidiaries and therefore is not presented separately below.

Condensed Consolidating Statement of Operations for the year ended December 31, 2011
(In thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	ExamWorks Group, Inc. (Parent Corporation)	Consolidated Totals

Revenues	$298,056	$99,804	$—	$397,860
Costs and expenses:
Costs of revenues	203,651	58,591	—	262,242
Selling, general and administrative expenses	55,139	28,994	—	84,133
Depreciation and amortization	34,081	13,358	—	47,439
Total costs and expenses	292,871	100,943	—	393,814
Income (loss) from operations	5,185	(1,139)	—	4,046
Interest and other expenses, net	14,148	2,313	—	16,461
Loss before income taxes	(8,963)	(3,452)	—	(12,415)
Provision (benefit) for income taxes	(5,331)	1,249	—	(4,082)
Net loss	$(3,632)	$(4,701)	$—	$(8,333)

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Condensed Consolidating Statement of Operations for the year ended December 31, 2010
(In thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	ExamWorks Group, Inc. (Parent Corporation)	Consolidated Totals

Revenues	$147,917	$15,594	$—	$163,511
Costs and expenses:
Costs of revenues	94,238	9,368	—	103,606
Selling, general and administrative expenses	34,789	2,900	—	37,689
Depreciation and amortization	17,044	2,461	—	19,505
Total costs and expenses	146,071	14,729	—	160,800
Income from operations	1,846	865	—	2,711
Interest and other expenses, net	10,034	1,199	—	11,233
Loss before income taxes	(8,188)	(334)	—	(8,522)
Provision (benefit) for income taxes	(2,538)	54	—	(2,484)
Net loss	$(5,650)	$(388)	$—	$(6,038)

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Condensed Consolidating Balance Sheet as of December 31, 2011
(In thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	ExamWorks Group, Inc. (Parent Corporation)	Consolidation and Elimination Entries	Consolidated Totals
Assets
Current assets:
Cash and cash equivalents	$6,044	$2,372	$—	$—	$8,416
Accounts receivable, net	44,690	99,351	—	—	144,041
Other receivables	26	14	—	—	40
Prepaid expenses	2,694	1,793	—	—	4,487
Deferred tax assets	1,373	267	—	—	1,640
Other current assets	14	1,159	—	—	1,173
Total current assets	54,841	104,956	—	—	159,797
Property, equipment and leasehold improvements, net	7,745	1,173	—	—	8,918
Goodwill	240,252	60,008	—	—	300,260
Intangible assets, net	84,833	61,335	—	—	146,168
Deferred tax assets, noncurrent	—	1,913	—	(1,913)	—
Deferred financing costs, net	—	—	11,458	—	11,458
Other assets	438	—	—	—	438
Total assets	$388,109	$229,385	$11,458	$(1,913)	$627,039
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,728	$25,914	$—	$—	$42,642
Accrued expenses	4,272	24,138	—	—	28,410
Accrued interest expense	—	3,236	7,011	—	10,247
Deferred revenue	192	1,140	—	—	1,332
Current portion of subordinated unsecured notes payable	1,932	—	—	—	1,932
Current portion of contingent earnout obligation	91	—	—	—	91
Other current liabilities	2,925	2,534	—	—	5,459
Total current liabilities	26,140	56,962	7,011	—	90,113
Senior unsecured notes payable	—	—	250,000	—	250,000
Senior revolving credit facility and working capital facilities	—	39,063	5,000	—	44,063
Long-term subordinated unsecured notes payable, less current portion	717	—	—	—	717
Long-term contingent earnout obligation, less current portion	86	—	—	—	86
Deferred tax liability, noncurrent	4,072	—	—	(1,913)	2,159
Other long-term liabilities	1,691	286	—	—	1,977
Total liabilities	32,706	96,311	262,011	(1,913)	389,115
Commitments and contingencies
Stockholders’ equity (1)	355,403	133,074	(250,553)	—	237,924
Total liabilities and stockholders' equity	$388,109	$229,385	$11,458	$(1,913)	$627,039

(1) Includes intercompany investments in subsidiaries.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Condensed Consolidating Balance Sheet as of December 31, 2010
(In thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	ExamWorks Group, Inc. (Parent Corporation)	Consolidation and Elimination Entries	Consolidated Totals
Assets
Current assets:
Cash and cash equivalents	$31,192	$2,432	$—	$—	$33,624
Accounts receivable, net	19,271	19,367	—	—	38,638
Other receivables	48	(15)	—	—	33
Prepaid expenses	1,586	589	—	—	2,175
Deferred tax assets	14	54	—	—	68
Other current assets	42	—	—	—	42
Total current assets	52,153	22,427	—	—	74,580
Property, equipment and leasehold improvements, net	4,712	158	—	—	4,870
Goodwill	67,676	22,906	—	—	90,582
Intangible assets, net	50,844	16,070	—	—	66,914
Deferred tax assets, noncurrent	5,448	2,221	—	—	7,669
Deferred financing costs, net	—	—	4,176	—	4,176
Other assets	271	—	—	—	271
Total assets	$181,104	$63,782	$4,176	$—	$249,062
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,376	$5,623	$—	$—	$19,999
Accrued expenses	4,907	4,507	—	—	9,414
Accrued interest expense	—	1,079	(1,079)	—	—
Deferred revenue	159	113	—	—	272
Current portion of subordinated unsecured notes payable	2,312	—	—	—	2,312
Current portion of contingent earnout obligation	2,478	—	—	—	2,478
Other current liabilities	1,344	1,761	—	—	3,105
Total current liabilities	25,576	13,083	(1,079)	—	37,580
Senior revolving credit facility and working capital facilities	—	4,998	—	—	4,998
Long-term subordinated unsecured notes payable, less current portion	2,546	—	—	—	2,546
Long-term contingent earnout obligation, less current portion	2,032	—	—	—	2,032
Other long-term liabilities	1,666	—	—	—	1,666
Total liabilities	31,820	18,081	(1,079)	—	48,822
Commitments and contingencies
Stockholders’ equity (1)	149,284	45,701	5,255	—	200,240
Total liabilities and stockholders' equity	$181,104	$63,782	$4,176	$—	$249,062

(1) Includes intercompany investments in subsidiaries.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2011
(In thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	ExamWorks Group, Inc. (Parent Corporation)	Consolidated Totals

Net cash provided by operating activities	$33,994	$5,549	$—	$39,543
Investing activities:
Cash paid for acquisitions, net	(320,496)	(1,752)	—	(322,248)
Purchases of equipment and leasehold improvements, net	(6,048)	(808)	—	(6,856)
Working capital and other settlements for acquisitions	(5,007)	(1,703)	—	(6,710)
Net cash used in investing activities	(331,551)	(4,263)	—	(335,814)
Financing activities:
Borrowings under credit facilities	—	—	278,000	278,000
Borrowings under senior unsecured notes payable	—	—	250,000	250,000
Net borrowings under working capital facilities	37,145	(1,524)	—	35,621
Proceeds from the exercise of options and warrants	—	—	2,292	2,292
Repayment of subordinated unsecured notes payable	(2,421)	—	—	(2,421)
Purchases of stock for treasury	—	—	(9,421)	(9,421)
Payment of deferred financing costs	—	—	(9,746)	(9,746)
Repayment under credit facilities	—	—	(273,000)	(273,000)
Intercompany investments and other	237,685	—	(238,125)	(440)
Net cash provided by (used in) financing activities	272,409	(1,524)	—	270,885
Exchange rate impact on cash and cash equivalents	—	178	—	178
Net decrease in cash and cash equivalents	(25,148)	(60)	—	(25,208)
Cash and cash equivalents, beginning of year	31,192	2,432	—	33,624
Cash and cash equivalents, end of year	$6,044	$2,372	$—	$8,416

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2010 and 2011

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2010
(In thousands)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	ExamWorks Group, Inc. (Parent Corporation)	Consolidated Totals

Net cash provided by operating activities	$14,565	$3,738	$—	$18,303
Investing activities:
Cash paid for acquisitions, net	(115,331)	106	—	(115,225)
Purchases of equipment and leasehold improvements, net	(1,728)	(2)	—	(1,730)
Working capital and other settlements for acquisitions	418	—	—	418
Net cash provided by (used in) investing activities	(116,641)	104	—	(116,537)
Financing activities:
Borrowings under credit facilities	—	—	67,315	67,315
Net borrowings (repayments) under working capital facilities	6,447	(1,450)	—	4,997
Excess tax benefit related to share-based compensation	—	—	974	974
Proceeds from the exercise of options and warrants	—	—	703	703
Issuance of preferred stock, net	—	—	32,421	32,421
Issuance of common stock, net	—	—	136,660	136,660
Repayments of related party notes	(3,500)	—	—	(3,500)
Repayment of subordinated unsecured notes payable	(2,167)	—	—	(2,167)
Purchases of stock for treasury	—	—	—	—
Payment of deferred financing costs	—	—	(6,534)	(6,534)
Repayment under credit facilities	—	—	(100,550)	(100,550)
Intercompany investments and other	130,989	—	(130,989)	—
Net cash provided by (used in) financing activities	131,769	(1,450)	—	130,319
Exchange rate impact on cash and cash equivalents	—	40	—	40
Net increase in cash and cash equivalents	29,693	2,432	—	32,125
Cash and cash equivalents, beginning of year	1,499	—	—	1,499
Cash and cash equivalents, end of year	$31,192	$2,432	$—	$33,624